Exhibit 10.31

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT between ULURU Inc., a Nevada corporation (the "Company"), and Renaat Van den Hooff (hereinafter referred to as "Executive"), dated as of June 4, 2010 (the "Agreement Date");

WHEREAS, Executive is President and Chief Executive Officer of the Company;

WHEREAS, Executive intends to resign and terminate his employment and all other positions of employment with the Company and its subsidiaries, including the offices of President and Chief Executive Officer;

WHEREAS, the Company intends to accept Executive's resignation and wishes to provide to Executive certain payments and to provide Executive with certain other benefits upon such termination and Executive agrees to give certain releases and provide certain services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Resignation and Termination.

1.1. Executive hereby resigns from all employment or other positions he currently holds with the Company and any subsidiary of the Company, including without limitation the positions of President and Chief Executive Officer effective as of the Agreement Date.  The parties hereto hereby acknowledge that Executive’s employment with Administaff Companies II, L.P. (“Administaff”) terminated on May 31, 2010.

1.2. The Employment Agreement, dated as of September 25, 2007, including any amendments thereof, by and between the Company and Executive is hereby terminated in its entirety as of the Agreement Date and neither party thereto shall have any further rights or owe any further payment, duty or obligation to the other thereunder; notwithstanding the foregoing, the non-competition and non-solicitation obligations of Executive set forth in Sections 8 and 9 of the Employment Agreement shall each survive for a period of one year from the date of this Agreement.

2.            Company Covenants.

2.1.
Cash Payments. Commencing as of the Agreement Date, Executive shall be entitled for a period of eighteen (18) months, to receive a severance payment of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00), less applicable withholdings, per month, payable semi-monthly. Because Executive may be considered a "specified employee" of a public company as determined pursuant to Section 409A as of his termination of employment, such monthly payments shall be deferred for a period of six months following the Agreement Date, and the accrued and unpaid payments ($75,000.00) during such six month period shall be paid within five (5) business days following the expiration of such six month period, with the remaining monthly $12,500 per month payments to then be made semi-monthly for the balance of the eighteen (18) month period.  Executive understands and agrees that the payments contemplated by this Section 2.1 are due solely from the Company and that Administaff has no obligation for the payments even though all or part thereof may be processed by Administaff.

 2.2. Equity. As of the Agreement Date, Executive shall be granted options to purchase 300,000 shares of Company Common Stock pursuant to the terms of the Company's Equity Incentive Plan and Standard Form of Non Statutory Stock Option Agreement. Such stock options shall (a) have an exercise price equal to the closing price of the Company's common stock on the date hereof, (b) shall be immediately exercisable and (c) shall expire on the fifth anniversary of the Agreement Date. All of Executive unvested shares of restricted stock (94,870 shares) shall become immediately vested on the Agreement Date.

 2.3. Consulting. At the Company's sole discretion, Executive and the Company hereby agree that, beginning on the Agreement Date through August 31, 2010, the Company may request that Executive serve the Company in the capacity of a consultant for the equivalent of up to two full days per month. Executive shall not be paid for such consulting.

2.4. Benefits. For a period of eighteen (18) months following the Agreement Date, the Company shall pay Executive’s COBRA premiums directly to the Administaff Group Health Plan.  Executive understands and agrees that such premium payments are due solely from the Company and that Executive will reimburse the Company for a portion of the monthly premium comparable to other executives in the Company for such medical coverage.

2.5. Withholding. All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.

2.6. No Duty to Mitigate Damages. Executive's payments and benefits under Sections 2.1, 2.2 and 2.4 of this Agreement shall be considered severance pay in consideration of his past service and his agreement to comply with the provisions of his Employment Agreement relating to non-solicitation and non-competition and as an inducement to him to enter into and become bound by this Agreement, and his entitlement thereto shall not be dependent upon whether or not Executive provides further services of any type to or for the Company or any third party.

3.             Executive Covenants. Executive hereby covenants with the Company as follows:

3.1. Non-disclosure. Executive recognizes and acknowledges that he has had and will have access to certain highly sensitive, special, unique information of the Company that is confidential or proprietary. Executive hereby covenants and agrees not to use or disclose any Confidential Information (as hereinafter defined) except for disclosures made solely (i) to authorized representatives of the Company; or (ii) as required by any governmental, statutory or judicial authority, provided that prior to any such disclosure Executive shall provide the Company with notice of such requirement as is practicable and shall cooperate with the Company in responding to such requirement, including assisting the Company in procuring a protective order or other modification of such required disclosure.

3.2. Confidential Information. For purposes of this Agreement, "Confidential Information" means any data or information with respect to the business conducted by the Company that is (i) material to the Company, (ii) not disclosed by the Company to third parties except to persons or entities who have agreed to maintain the confidentiality of such information, and (iii) not generally known by the public or otherwise publicly available (unless such data or information has become publicly available through a breach of this Agreement by Executive). To the extent consistent with the foregoing definition, Confidential Information includes without limitation; (i) reports, pricing, sales manuals and training manuals, selling and pricing procedures, and financing methods of the Company, together with any techniques utilized by the Company in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the Company and (ii) the business plans and financial statements, reports and projections of the Company.

3.3. Return of Property. Executive covenants, agrees and acknowledges that all Confidential Information is and shall remain the sole, exclusive and valuable property of the Company and Executive has and shall acquire no right, title or interests therein. Any and all printed, typed, written or other material which Executive may have or obtain (other than material provided to him relating to his Company-provided compensation and benefits) shall be and remain the exclusive property of the Company, and any and all such material (including any copies) shall be promptly delivered by Executive to the Company.

4.            Indemnification. The Company shall indemnify Executive to the same extent provided to its other officers by its charter and by-laws against all costs, charges and expenses, including, without limitation, attorneys' fees, incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer or employee of the Company for acts undertaken from the time of his employment by the Company through the Agreement Date (the "Indemnification Period"), and Executive will be included as an insured individual under any liability insurance policy that insures other officers or directors of the Company for acts taken during the Indemnification Period.

5.             Public Statement, Non-disparagement.

5.1. Executive shall make no disparaging statements, whether public or private, with regard to the Company, its current officers, employees or members of the Board unless and to the extent specifically compelled by any governmental agency or tribunal to make a statement.

5.2. The Company and the members of the Board shall make no disparaging statements, whether public or private, about Executive unless and to the extent specifically compelled by any government agency or tribunal to make a statement. In response to an inquiry, or as necessary or appropriate to make clear Executive's circumstances of his departure from the Company, the Company and the members of the Board shall inform third parties that Executive resigned voluntarily, or other words of similar effect.

6.            Mutual Release and Covenant Not to Sue.

6.1            Release and Covenant Not to Sue from Executive.

(a)
Release. Executive hereby releases each of the Company, Administaff, and their respective officers, employees, directors, attorneys, agents, insurers, successors, and assigns, from each and every right, claim, debt, demand, liability, cost, expense, and/or cause of action, which he has or may have had against any of such released parties as of the Agreement Date, whether known or unknown.

(b)
Covenant Not to Sue. Executive hereby covenants and agrees not to bring suit against any of the Company or any of its officers, employees, directors, attorneys, agents, successors, and assigns based upon any claim herein released.

(c)
Rights Retained. Notwithstanding anything in this Agreement to the contrary, Executive expressly reserves his right to take action against the Company to preserve his rights under this Agreement in the event of a breach thereof by the Company, subject to Section 7 below.

6.2           Release and Covenant Not to Sue from the Company.

(a)
Release. The Company hereby releases each of Executive and his attorneys, agents, successors, and assigns from each and every right, claim, debt, demand, liability, cost, expense, and/or cause of action arising out of Executive's service or status as an employee, officer, shareholder (in his capacity as such) or representative of shareholders of the Company, existing as of the Agreement Date and whether known or unknown.

(b)	Covenant Not to Sue. The Company hereby covenants and agrees not to bring suit against each of Executive and his attorneys, agents, successors, and assigns based upon any claim herein released.

(c)
Rights Retained. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves its right to take action against Executive to preserve its rights under this Agreement in the event of a breach thereof by Executive, subject to Section 7 below.

7.
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by single-arbitrator arbitration, in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have authority to award attorneys fees and costs to the prevailing party in any such arbitration proceeding.

8.
Legal Fees and Expenses. Each party hereto shall pay its own legal fees and expenses of counsel reasonably incurred by such party in connection with the negotiation, execution and delivery of this Agreement.

9.
Notices. Any notices required to be given under this Agreement shall be in writing and shall be deemed given three (3) days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, or telecopy, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:          ULURU Inc.
4452 Beltway Drive
Addison, TX 75001
Attn: Chief Executive Officer

With a copy to: Executive:	John J. Concannon III, Esq. Bingham McCutchen LLP One Federal Street Boston, MA 02110 Renaat Van den Hooff 315 McClenaghan Mill Road Wynnewood, PA 19096

10.            General Provisions.

10.1. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and be enforceable by his personal or legal representatives or successors. If Executive dies while any amounts would still be payable to him hereunder, his rights herein shall still be exercisable by such representatives or successors. Such amounts shall be paid to Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by Executive.

10.2. Successors. This Agreement shall inure to and be binding upon the Company's successors.

10.3. Amendment or Modification: Waiver. This Agreement may not be amended or modified unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any subsequent breach.

10.4. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any jurisdiction in which valid and enforceable, and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

10.5. Rights Granted. This Agreement shall not give Executive any right to compensation or benefits from the Company or any affiliate of the Company, except for the rights specifically stated herein, including those certain severance and other benefits that become payable on or after the Agreement Date.

10.6. Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to the principles of choice of law or conflicts of law.

10.7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

10.8. Section Headings. The descriptive section headings in this Agreement have been inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

10.9. Section 409A.

(a)             Purpose. This section is intended to help ensure that compensation paid or delivered to Executive pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, "Section 409A"). However, the Company does not warrant to Executive that all compensation paid or delivered to him for his services will be exempt from, or paid in compliance with, Section 409A. Except as otherwise provided herein, Executive understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for his services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

(b)            Amounts Payable On Account of Termination. For the purposes of determining when amounts otherwise payable on account of Executive's termination of employment under this Agreement will be paid, which amounts become due because of his termination of employment, "termination of employment" or words of similar import, as used in this Agreement, shall be construed as the date that Executive first incurs a "separation from service" for purposes of Section 409A on or following termination of employment. Furthermore, if Executive is a "specified employee" of a public company as determined pursuant to Section 409A as of his termination of employment, any amounts payable on account of his termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following Executive's termination (or prior to his death after termination) shall be paid to Executive in a cash lump-sum on the earlier of (1) the date of his death and (2) the first business day of the seventh calendar month immediately following the month in which his termination occurs.

(c)             Reimbursements. Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(d)                         Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(e)                         Deferred Compensation Taxes. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit under this Agreement received or to be received by Executive (the "Payment") is determined to be subject (in whole or part) to the penalties imposed by Section 409A (the "Additional Taxes"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of the Additional Taxes imposed upon the Payment, Executive retains an amount equal to the Payment net of any otherwise applicable taxes and withholdings (that is, applicable taxes and withholdings other than Additional Taxes). Executive shall also be entitled to be reimbursed by the Company for any costs and expenses relating to any disputes with the IRS relating to Section 409A. All determinations required to be made under this Section 10.9(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's accountants or such other certified public accounting firm reasonably acceptable to the Company as may be designated by Executive which shall provide detailed supporting calculations both to the Company and Executive. Any Gross-Up Payment due under this paragraph shall be paid to Executive within ten (10) business days after notice from Executive that he has made any such payment to the IRS, provided that in no event may such reimbursement be made to Executive later than December 31 of the calendar year following the calendar year in which Executive remits the Additional Taxes to the applicable authorities.

11. Exclusive Agreement. It is agreed and understood that this Agreement represents the entire agreement between the Company and Executive concerning the subject matter hereof and supersedes all prior agreements and understandings concerning Executive's rights upon the termination of his employment.

12. Effectiveness of Agreement.  Executive hereby acknowledges and agrees that (i) the Company has informed him of his right to consult, and that he has consulted, an attorney with respect to this Agreement, (ii) he was given the opportunity to take twenty-one (21) days from the receipt of an unsigned copy of this Agreement to decide whether or not to sign this Agreement, (iii) he is aware that if he had not executed and delivered this Agreement to the Company prior to the expiration of such twenty-one (21) day period, this Agreement would not have become valid, (iv) he has executed and delivered this Agreement to the Company prior to the expiration of such twenty-one (21) day period and (v) he has seven (7) days after the Agreement Date to revoke his execution of this Agreement, which can be accomplished by delivering a written notice of revocation to the Company before the expiration of such seven (7) day revocation period.  This Agreement shall not be effective (and the Company shall have no obligations hereunder) until the expiration of such seven (7) day revocation period.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

ULURU Inc.                                                                                                  Renaat Van den Hooff
By:	/s/ Terrance K. Wallberg	By:	/s/ Renaat Van den Hooff
Name:	Terrance K. Wallberg	Name:	Renaat Van den Hooff
Title:	Chief Financial Officer	Title: